Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-116234 of The Topps Company, Inc. (the “Company”) on Form S-8 of our reports dated May 9, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2), and to management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the fiscal year ended February 25, 2006.
DELOITTE & TOUCHE LLP
New York, New York
May 9, 2006

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